SCHEDULE 14C
(RULE 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION
INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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NYDB01 17172886.1 102003 1636E 99558777

THE SARATOGA ADVANTAGE TRUST

January 2, 2004

Dear Shareholders:

The enclosed document is purely for informational purposes.  You are not being asked to vote or take action on any matter.  The document relates to the appointment of a new investment advisor to the U.S. Government Money Market Portfolio (the “Portfolio”).

As described in the enclosed Information Statement, the Board of Trustees of The Saratoga Advantage Trust has selected Reich & Tang Asset Management, LLC (“Reich & Tang”) as the new investment advisor to the Portfolio and has approved an agreement with Reich & Tang on substantially identical terms as the prior agreement.

As always, please feel free to call us at 1-800-807-FUND with any questions you may have.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

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THE ENCLOSED DOCUMENT IS PURELY FOR INFORMATIONAL PURPOSES.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

I.

BACKGROUND

Effective October 9, 2003, Sterling Capital Management Company (“Sterling”) was replaced as investment advisor to the U.S. Government Money Market Portfolio (the “Portfolio”) of The Saratoga Advantage Trust (“Trust”).  To replace Sterling, the Board of the Trustees has approved Reich & Tang Asset Management, LLC (“Reich & Tang” or the “Advisor”) as the new investment advisor to the Portfolio pursuant to a new investment advisory agreement with Saratoga Capital Management, LLC (the “Manager”) (the “New Agreement”).  The New Agreement is substantially identical to the prior investment advisory agreement with Sterling (the “Prior Agreement”) except for the dates of execution and termination.

Reich & Tang has been an investment adviser since 1970 and is currently the manager or sub-adviser of other registered investment companies and also advises pension trusts, profit-sharing trusts and endowments.  Reich & Tang is located at 600 Fifth Avenue, 8th Floor, New York, NY  10020.  As of September 2003, Reich & Tang had approximately $14 billion in assets under management.

Under an order the Trust has received from the Securities and Exchange Commission, the Trust is permitted to appoint an investment advisor and approve an investment advisory agreement for the Portfolio, without shareholder approval.  Under the conditions of the order, the Trustees must provide notice to shareholders within 90 days of hiring a new investment advisor or implementing any material change in an investment advisory contract.  This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about January 2, 2004 to the Portfolio’s shareholders of record as of December 15, 2003 (“Record Date”).

As of the Record Date, there were issued and outstanding 166,644.5000, 898,797.6030 and 27,351,750.8760 shares of the Portfolio’s B, C and I classes, respectively.

II.

INFORMATION CONCERNING A NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE MANAGER AND REICH & TANG WITH RESPECT TO THE PORTFOLIO.

On October 3, 2003, the Board of Trustees met in person for the purpose of considering the selection of a new investment advisor for the Portfolio and the adoption of a new investment advisory agreement.  At their meeting, the Board appointed Reich & Tang to serve as investment advisor to the Portfolio, effective October 9, 2003.  The New Agreement, dated October 9, 2003 contains substantially identical terms and conditions as the Prior Agreement.  In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Under the terms of the New Agreement, Reich & Tang will serve as investment advisor to the Portfolio, subject to the supervision of the Manager and the Trust’s Board of Trustees.  Pursuant to the New Agreement, Reich & Tang, at its own expense, furnishes necessary investment and management facilities for conducting the investment activities of the Portfolio, and pays the salaries of its respective personnel under the New Agreement.  In addition, as was the case under the Prior Agreement, under the New Agreement: (a) the Manager shall indemnify and hold harmless Reich & Tang, its officers and directors and each person, if any, who controls Reich & Tang within the meaning of Section 15 of the Securities Act of 1933, (any and all such persons shall be referred to as “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any matter to which the New Agreement relates, except for liability by reason of misfeasance, bad faith or negligence in the performance of the duties of such Indemnified Party or by reason of disregard of its obligations and duties under the New Agreement; (b) the Manager shall not be liable with respect to any claim made against any particular Indemnified Party unless such Indemnified Party shall have notified the Manager in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon Reich & Tang or such controlling persons; and (c) Reich & Tang shall indemnify and hold harmless the Manager and the Trust and each of their directors and officers and each person, if any, who controls the Manager and the Trust against any loss, liability, claim, damage or expense arising by reason of any matter to which the New Agreement relates, but only with respect to Reich & Tang’s misfeasance, bad faith or negligence in the performance of its duties under the New Agreement.

Investment Advisory Fee Rates

As compensation for its services, Sterling received a fee from the Manager calculated at an annual rate of 0.125% on the first $50 million managed, 0.10% on the next $50 million managed, and 0.065% on the Portfolio’s net assets managed over $100 million.  This rate will not increase under the New Agreement.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended August 31, 2003, the Manager paid $4,136 in investment advisory fees to Sterling for management of the Portfolio.

Shareholder and Board Approval of the Prior Agreement

The Prior Agreement, dated April 14, 1997, was initially approved by the Board of Trustees on December 18, 1996.  The Prior Agreement was last submitted to a vote of the shareholders when it was approved by the shareholders on April 10, 1997.

III.

BOARD CONSIDERATION

At the meeting held on October 3, 2003, the Board of Trustees approved the New Agreement.  In connection with its review, the Board of Trustees considered materials furnished by Reich & Tang including information regarding its personnel, operations and financial condition.

In evaluating Reich & Tang and the New Agreement, the Board requested and reviewed, with the assistance of independent legal counsel, materials furnished by Reich & Tang.  Representatives from Reich & Tang made a presentation to the Board on Reich & Tang and the Portfolio, and responded to questions of the Trustees.  The Board also reviewed and discussed the terms of the New Agreement and compared them to the Prior Agreement.

The Board considered, with its legal counsel: (i) the quality and extent of the services to be provided by Reich & Tang; (ii) the depth of organization, expertise, reputation and experience of Reich & Tang; (iii) the financial resources of Reich & Tang; (iv) the ability of Reich & Tang to retain and attract qualified personnel and (v) the performance of assets managed by Reich & Tang in the other money market funds.  In addition, the Board reviewed and discussed the terms and conditions of the New Agreement.  The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Agreement are substantially the same, in all material respects, as the terms of the Prior Agreement.  In particular, the Board noted that under the New Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Based upon its review of the above factors, the Board of Trustees concluded that the New Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

IV.

DURATION AND TERMINATION OF ALL AGREEMENTS

The New Agreement will have an initial term of two years, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by (i) a majority of the Trustees not parties to the New Agreement, and who are not “interested persons” (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) of any such party and a majority of the Board of Trustees as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.  The New Agreement will terminate automatically in the event of its “assignment.”

V.

GENERAL INFORMATION CONCERNING REICH & TANG

Information Concerning Reich & Tang

The names, titles and principal occupations of the executive officers and directors of Reich & Tang are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
Steven W. Duff	President, Manager and CEO of the Mutual Funds division
G. Neal Ryland	Manager
Peter S. Voss	Manager
Beverly M. Beardon	Manager
Richard E. Smith	Manager and CEO of the Capital Management division
Richard De Sanctis	Executive Vice President and CFO
Rosanne Holtzer	Senior Vice President of the Mutual Funds division

The business address of each person listed above is 600 Fifth Avenue, New York, NY  10020.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for the fiscal year ended August 31, 2003 to a shareholder upon request.  To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1101 Stewart Avenue, Suite 207, Garden City, New York 11530, Attention:  Bruce E. Ventimiglia.

The Manager is located at 1101 Stewart Avenue, Suite 207, Garden City, New York 11530.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held.  Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.  The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

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